EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended September 30, 2020, Declares Quarterly Distribution of $0.10 per Share

•	GAAP Net Investment Income (“NII”) of $0.12 per share, or $8.5 million, provided third quarter distribution coverage of 122%.
•

Considerable progress towards reducing non-core and junior capital portfolio exposure during and subsequent to the third quarter. Non-core investment in AGY was substantially exited. Subsequent to quarter-end, portfolio exposure to Gordon Brothers Finance Company (“GBFC”) was significantly reduced. Both transactions in aggregate netted $62 million in cash proceeds.

•

Net Asset Value (“NAV”) per share decreased 12.4% or $0.60 per share to $4.24 per share on a quarter-over-quarter basis, primarily driven by realized losses on AGY and fair market value decline in GBFC exposure.

•	Net leverage of 0.98x, up slightly from 0.95x in comparison to the previous quarter, driven primarily by the decrease in NAV.
•	Total liquidity for portfolio company investments, including cash, was approximately $134 million, subject to leverage and borrowing base restrictions.

New York, November 4, 2020 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on December 30, 2020 to stockholders of record at the close of business on November 18, 2020. The distributions will be paid in a combination of cash and shares of the Company’s common stock at the election of stockholders, with the total amount of cash to be distributed to all stockholders limited to 20% of the total distributions to be paid to all stockholders. The portion of the distributions not paid in cash will be paid in the form of newly issued shares of the Company’s common stock at the average closing price for the Company’s common stock on the five trading days beginning with December 16, 2020 and ending with December 22, 2020 (both days inclusive).

“We continue to make significant progress towards our strategic goal of reducing exposure to non-core and junior capital investments. We substantially exited our non-core investment in AGY during the third quarter following a recapitalization of AGY. Subsequent to quarter-end, our exposure to GBFC’s unsecured debt was reduced significantly as GBFC’s loan portfolio was acquired by Callodine Commercial Finance, Inc. (“Callodine”), along with assuming GBFC’s employees and certain operating costs. As a result, we reduced our concentration in that name, and brought in new capital partners via Callodine that should benefit our remaining investment. The Company freed up approximately $62 million of cash from these two developments. Consistent with our strategy, we intend to deploy capital into senior, secured, income generating investments with an emphasis on first lien loans which further diversify the portfolio,” said James E. Keenan, Chairman and Interim CEO of the Company.

“As the economy gradually recovers from the pandemic, our newer, core investments have continued to perform well. Excluding AGY and GBFC, our portfolio increased in value by approximately $12 million or 17 cents per share during the quarter. While AGY and GBFC were the primary contributors to the overall decline in NAV during the quarter, we believe that these transactions will reduce volatility and will lead to meaningful improvement in portfolio composition. Our near-term priorities include substantial completion of the non-core exits. This part of the portfolio includes legacy assets, which are now reduced to 9% of the portfolio by fair value, and other junior capital exposure reduced to 30% of portfolio by fair value pro forma for the GBFC reduction. Our joint venture, BCIC Senior Loan Partners (“SLP”) is the largest component of these junior capital positions. We have initiated a process to explore viable opportunities to reduce or exit our investment in SLP. As these near-term priorities are accomplished, we intend to address the 2022 to 2023 maturities of our unsecured and secured debt in the early part of 2021,” added Keenan.

“During the quarter, we added four new portfolio companies, all of which were first lien loans. This reflects our deliberate strategy of capital deployment into senior secured investments. While we have intentionally limited the size of our new investments over the last two quarters with our leverage ratio in mind, recent de-risking activities have enabled us to pursue a more normalized approach to sizing new investments at 1 to 2% of the portfolio.

“We again took the prudent step of paying a portion of the distribution in stock and we believe that achieving further progress on our near-term priorities will allow a transition to an all cash dividend in the coming quarters. Our liquidity remains strong and unfunded commitments are small relative to our available liquidity and the size of the overall portfolio. Additionally, to further bolster NAV, BlackRock has elected to fully waive its incentive fee for the quarter which totaled $1.5 million,” concluded Keenan.

Financial Highlights

($'s in millions, except per share data)	Q3 2020		Q2 2020		Q3 2019
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$8.5	$0.12	$8.8	$0.13	$9.6	$0.14
Net realized and unrealized gains/(losses)	$(35.7)	$(0.51)	$(36.2)	$(0.53)	$(22.3)	$(0.33)
Basic earnings/(losses)	$(27.2)	$(0.39)	$(27.4)	$(0.40)	$(12.7)	$(0.18)
Distributions declared	$7.0	$0.10	$6.8	$0.10	$9.6	$0.14
Net Investment Income/(loss), as adjusted[1]	$8.5	$0.12	$8.8	$0.13	$9.6	$0.14
Basic earnings/(losses), as adjusted[1]	$(27.2)	$(0.39)	$(27.4)	$(0.40)	$(12.7)	$(0.18)

($'s in millions, except per share data)	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019

Total assets	$621.4	$663.8	$774.1	$742.7
Investment portfolio, at fair market value	$609.0	$644.3	$749.9	$725.9
Debt outstanding	$305.0	$319.3	$313.6	$276.1
Total net assets	$306.6	$329.7	$435.6	$446.8
Net asset value per share	$4.24	$4.84	$6.33	$6.49
Net leverage ratio[2]	0.98x	0.95x	0.70x	0.61x

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 9.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Reduced Exposure in Non-core Legacy Portfolio: We significantly reduced our exposure to AGY, a non-core legacy asset, as a result of AGY’s recapitalization during the quarter. Our debt investments in AGY were fully exited and we received cash proceeds of approximately $8.9 million. We retained a preferred stock exposure of $1.1 million in AGY at fair market value. The transaction resulted in a realized loss of approximately $9.4 million. Non-core legacy assets comprised 9% of our total portfolio at fair market value (7 portfolio companies) as of September 30, 2020, as compared to 11% at the end of the prior quarter and 18% a year ago. Non-core positions consist of income-producing investments across 5 portfolio companies, representing 8% of the total portfolio at fair market value, with the remaining 1% in non-accrual investments and equity positions.

•

Reduced Exposure in GBFC: As of September 30, 2020, BCIC’s aggregate investment in GBFC was $121.8 million at fair value, making it our largest portfolio holding. On November 3, 2020, GBFC entered into a definitive agreement with Callodine, whereby Callodine would acquire the loan portfolio and assume the employees and certain operating costs of GBFC (collectively, the “Transaction”). The Transaction was completed on November 3, 2020. As a result of the Transaction, the Company received a partial principal repayment of $77.7 million on the unsecured debt of GBFC held by the Company. BCIC retained a $5.0 million investment made during the third quarter via a senior secured bank facility to Gordon Brothers Finance Company, LLC, a subsidiary of GBFC, which entity was acquired by Callodine in the Transaction. The Company’s equity ownership of GBFC was unaffected by the Transaction, and GBFC retained certain assets in the Transaction, primarily consisting of:

o	An “acquired portfolio” note in the notional amount of $40.0 million linked to the future performance of the loan portfolio assets acquired by Callodine;
o	A warrant to purchase equity, issued by a borrower in GBFC’s pre-Transaction loan portfolio;
o	An earnout note issued by an affiliate of Callodine with a maximum capped payout, subject to future contingencies, of $15.0 million;
o	Any amounts to be released to GBFC from an indemnity escrow account in the amount of $5.0 million established in connection with the Transaction; and
o	Cash in the amount of $9.4 million.

Simultaneous with the Transaction, BCIC funded $25.0 million in a new senior secured loan issued by an affiliate of Callodine. These transactions will be reflected in our year-end financials.

GBFC’s portfolio mainly consisted of asset-backed loans. The impact of the pandemic on the underlying performance of its portfolio remained relatively contained through the crisis. However, Covid-related concessions requested by some of its borrowers led GBFC’s senior secured lenders to require de-leveraging of its revolving credit facility. As a result, a portion of the lower priced revolver was replaced with higher priced junior capital increasing the cost of capital for GBFC. Additionally, in order to satisfy the de-leveraging requirement, GBFC shrank its portfolio which further reduced net interest income. These factors had a detrimental impact on the value of its equity. BCIC’s valuation of its aggregate exposure to GBFC declined by approximately $38 million during the third quarter.

•

Share Repurchase Program: No shares were repurchased under our existing share repurchase program, during the third quarter of 2020. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 total approximately 8.3 million shares for $54.0 million. Since the inception of our share repurchase program through September 30, 2020, we have purchased over 10.0 million shares at an average price of $6.62 per share, including brokerage commissions, for a total of $66.3 million. As of September 30, 2020, 4,013,446 shares remained authorized for repurchase. On November 3, 2020, the 4,013,446 shares that remained unpurchased from the October 29, 2019 authorization expired.  On November 3, 2020, the Company’s Board of Directors authorized the Company to purchase up to a total of 7,500,000 shares, effective until the earlier of November 2, 2021 or such time that all the authorized shares have been repurchased.

Third Quarter Financial Updates

•

NII was $8.5 million, or $0.12 per share, for the three months ended September 30, 2020. Relative to distributions declared of $0.10 per share, our NII distribution coverage was 122% for the quarter. Total investment income declined by 6.9% compared to previous quarter mainly driven by GBFC preferred stock being put on non-accrual status during the third quarter. Subsequent to quarter end through November 4, 2020, $52.9 million par value of GBFC unsecured debt remaining after the sale of assets has been put on non-accrual.

•

NAV per share decreased 12.4% or $(0.60) per share to $4.24 per share on a quarter-over-quarter basis, primarily due to the decline in FMV and realized losses on investments during the quarter totaling approximately 5.5% of portfolio FMV at June 30, 2020. The decline was largely concentrated in two investments – GBFC and AGY.

•

For the quarter ended September 30, 2020, we incurred base management fees of $2.5 million, and incentive management fees based on income of $1.5 million. Our advisor has voluntarily waived the incentive fees based on income of $1.5 million, resulting in no net incentive fees for the period. Since March 2017, the adviser has waived $28.4 million of incentive management fees on a cumulative basis. For incentive management fees based on gains, there was no accrual or payment as of September 30, 2020.

•

Tax characteristics of all 2019 distributions were reported to stockholders on Form 1099 after the end of the calendar year.  Our 2019 distributions of $0.64 per share were comprised of $0.63 per share from various sources of income and $0.01 per share of return of capital.  Our return of capital distributions totaled $1.99 per share from inception to December 31, 2019.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2019.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019

Investment deployments	$24.8	$21.5	$66.8
Investment exits	$24.6	$22.6	$37.4
Number of portfolio company investments at the end of period	55	52	43
Weighted average yield of debt and income producing equity securities, at fair market value	9.8%	9.9%	11.0%
% of Portfolio invested in Secured debt, at fair market value	61%	59%	57%
% of Portfolio invested in Unsecured debt, at fair market value	27%	27%	21%
% of Portfolio invested in Equity, at fair market value	12%	14%	22%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$20.5	$21.8	$22.8

*Balance sheet amounts above are as of period end

•	We deployed $24.8 million during the quarter while exits and repayments totaled $24.6 million, resulting in a $0.2 million net increase in our portfolio due to investment activity.
▪	Our deployments consisted of four new portfolio companies and two investments into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$9.5 million L + 8.00% first lien term loan to MetricStream Inc., an enterprise platform and cloud software provider that monitors governance, risk, and compliance;
▪	$2.7 million L + 6.50% first lien term loan and $0.3 million unfunded revolving term loan to Pulse Secure, LLC, a provider of IT secure access solutions;
▪

$2.3 million P + 7.00% first lien term loan and $0.3 million unfunded revolving term loan to Superman Holdings, LLC, a provider of accounting software, project management solutions and payroll services for specialty subcontractors; and

▪	$0.9 million L + 8.00% first lien term loan to Syntellis Performance Solutions, Inc., an enterprise performance management company that provides consulting services and software;

Incremental Investments

▪	$5.0 million of incremental L + 8.50% subordinated debt to GBFC; and
▪	$1.1 million of incremental 12.00% first lien term loans to AGY Holding Corp. prior to its restructure.
▪	Our sales, exits, and repayments were primarily concentrated in one portfolio company exit, one legacy portfolio company recapitalization, and three partial repayments:
▪	$11.0 million full repayment of our second lien term loan in NorthStar Financial Services Group, LLC et al;
▪	$8.9 million of proceeds received from our first lien debt positions in AGY Holding Corp., a non-core legacy position, as part of its restructuring during the quarter;
▪	$2.7 million partial repayment of First Boston Construction Holdings, LLC, consisting of $2.2 million in subordinated debt and a return of capital of $0.5 million in LLC units;
▪	$0.8 million partial repayment of Barri Financial Group, LLC first lien term loan; and
▪	$0.7 million partial repayment of WH Buyer, LLC first lien term loan.
•

Total committed capital and outstanding investments of SLP, at par, amounted to $217.9 million each, across 22 portfolio companies. During the third quarter, there were no new deployments, and repayments were approximately $0.5 million. As of September 30, 2020, SLP had no investments on non-accrual status.

•

As of September 30, 2020, there were three non-accrual investment positions, representing approximately 1.0% and 7.7% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 2.4% and 6.9% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2019. The Company’s preferred stock investment in GBFC became a new non-accrual investment during the quarter and we exited three prior non-accrual investments (AGY second lien notes, first lien term loan and preferred stock held prior to the AGY restructuring). The average internal investment rating of the portfolio at fair market value at September 30, 2020 was 1.78 as compared to 1.93 as of the prior quarter end.

•	During the quarter ended September 30, 2020, net realized and unrealized losses were $35.7 million, primarily due to the recapitalization of AGY Holding Corp., and depreciation in GBFC.

Liquidity and Capital Resources

•

At September 30, 2020, we had $5.4 million in cash and cash equivalents and $128.4 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $133.9 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at September 30, 2020 were $5.3 million (excluding the $11.5 million LP commitment to SLP, which is completely discretionary). We believe there is sufficient liquidity to meet all of the Company’s obligations and selectively deploy new capital.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.98x at quarter-end, and our 198% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $148.0 million. Further, as of quarter-end, approximately 81% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•

On September 29, 2020, the Company paid a dividend of $0.10 per share, or $7.02 million, to stockholders of record on August 18, 2020, as announced on July 29, 2020. Of the total $7.02 million dividend, approximately $1.41 million was paid in cash and $5.61 million was paid in approximately 2.14 million shares of the Company’s common stock issued at a price of $2.624 per share (representing the average closing stock price for the Company’s stock on the five trading days beginning on September 15, 2020 and ending on September 21, 2020 (both days inclusive)). Due to the portion of dividends paid in common stock, our NAV has increased by approximately $5.61 million on September 29, 2020, and has increased by a total of approximately $11.1 million during the third quarter when accounting for the distribution paid on July 7, 2020 as previously disclosed.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 5, 2020, to discuss its third quarter 2020 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 437-2398 or from outside the United States, +1(313) 209-6317, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9478110). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 5, 2020 and ending at 1:00 p.m. on Thursday, November 19, 2020. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 9478110.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2020	December 31, 2019
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $380,462,039 and $389,156,775)	$360,354,615	$377,136,394
Non-controlled, affiliated investments (cost of $21,209,854 and $65,825,475)	12,532,729	22,473,524
Controlled investments (cost of $338,357,722 and $400,561,551)	236,103,026	350,249,163
Total investments at fair value (cost of $740,029,615 and $855,543,801)	608,990,370	749,859,081
Cash and cash equivalents	5,439,064	14,678,878
Receivable for investments sold	885,968	1,871,435
Interest, dividends and fees receivable	3,915,970	5,708,324
Prepaid expenses and other assets	2,161,437	1,945,709
Total Assets	$621,392,809	$774,063,427
Liabilities
Debt (net of deferred financing costs of $1,596,049 and $2,298,004)	$305,036,006	$313,569,694
Interest and credit facility fees payable	2,385,240	757,472
Distributions payable	—	9,637,075
Base management fees payable	2,481,836	3,251,194
Incentive management fees payable	1,849,597	1,849,597
Payable for investments purchased	—	7,312,500
Accrued administrative services	379,650	372,407
Other accrued expenses and payables	2,703,310	1,704,507
Total Liabilities	314,835,639	338,454,446
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 82,323,090 and 77,861,287 issued and 72,311,504 and 68,836,255 outstanding	82,323	77,861
Paid-in capital in excess of par	860,938,515	849,240,398
Distributable earnings (losses)	(488,166,809)	(351,040,023)
Treasury stock at cost, 10,011,586 and 9,025,032 shares held	(66,296,859)	(62,669,255)
Total Net Assets	306,557,170	435,608,981
Total Liabilities and Net Assets	$621,392,809	$774,063,427
Net Asset Value Per Share	$4.24	$6.33

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended September 30, 2020 (Unaudited)	Three Months Ended September 30, 2019 (Unaudited)	Nine Months Ended September 30, 2020 (Unaudited)	Nine Months Ended September 30, 2019 (Unaudited)
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$7,543,251	$8,167,397	$23,265,815	$20,922,567
PIK interest income	1,303,323	362,757	3,757,448	858,865
Fee income	14,139	441,537	77,393	1,354,283
Total investment income from non-controlled, non-affiliated investments	8,860,713	8,971,691	27,100,656	23,135,715
Non-controlled, affiliated investments:
Cash interest income	114,250	937,710	357,724	3,364,592
PIK interest income	118,529	114,221	340,318	128,622
PIK dividend income	—	—	—	220,480
Fee income	1,451	1,604	4,322	1,604
Total investment income from non-controlled, affiliated investments	234,230	1,053,535	702,364	3,715,298
Controlled investments:
Cash interest income	5,707,147	4,967,220	16,609,577	17,727,023
PIK interest income	—	1,057,151	1,053,664	2,017,417
Cash dividend income	1,496,818	3,878,092	6,970,469	12,172,960
Fee income	3,186	3,199	67,526	128,299
Total investment income from controlled investments	7,207,151	9,905,662	24,701,236	32,045,699
Other income	—	25,296	—	30,371
Total investment income	16,302,094	19,956,184	52,504,256	58,927,083
Expenses:
Base management fees	2,481,836	3,230,146	8,486,385	9,173,908
Incentive management fees	1,492,248	2,101,954	5,025,386	6,628,725
Interest and credit facility fees	3,668,242	4,312,944	12,239,957	11,466,706
Professional fees	461,851	814,820	1,531,708	1,783,336
Administrative services	379,650	330,072	1,068,915	1,031,012
Director fees	157,500	185,250	494,750	553,250
Investment advisor expenses	87,500	87,500	262,500	262,500
Other	538,380	485,682	1,504,819	1,512,742
Total expenses, before incentive management fee waiver	9,267,207	11,548,368	30,614,420	32,412,179
Incentive management fee waiver	(1,492,248)	(1,229,259)	(5,025,386)	(5,756,030)
Expenses, net of incentive management fee waiver	7,774,959	10,319,109	25,589,034	26,656,149
Net Investment Income	8,527,135	9,637,075	26,915,222	32,270,934

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(18,151)	—	(12,329,417)	(23,395,840)
Non-controlled, affiliated investments	—	(76,161)	(43,774,013)	(345,387)
Controlled investments	(59,194,744)	—	(59,194,744)	—
Net realized gain (loss)	(59,212,895)	(76,161)	(115,298,174)	(23,741,227)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	7,840,464	(1,013,109)	(8,101,976)	20,131,296
Non-controlled, affiliated investments	496,668	(13,565,504)	34,674,826	(22,796,087)
Controlled investments	15,037,776	(7,594,669)	(51,752,433)	(11,375,067)
Foreign currency translation	147,185	(79,775)	(189,875)	197,292
Net change in unrealized appreciation (depreciation)	23,522,093	(22,253,057)	(25,369,458)	(13,842,566)
Net realized and unrealized gain (loss)	(35,690,802)	(22,329,218)	(140,667,632)	(37,583,793)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(27,163,667)	$(12,692,143)	$(113,752,410)	$(5,312,859)
Net Investment Income Per Share—basic	$0.12	$0.14	$0.39	$0.47
Earnings (Loss) Per Share—basic	$(0.39)	$(0.18)	$(1.65)	$(0.08)
Average Shares Outstanding—basic	70,086,236	68,836,255	68,943,459	68,836,702
Net Investment Income Per Share—diluted	$0.12	$0.14	$0.39	$0.45
Earnings (Loss) Per Share—diluted	$(0.39)	$(0.18)	$(1.65)	$(0.08)
Average Shares Outstanding—diluted	87,079,973	85,829,992	85,937,196	85,830,439
Distributions Declared Per Share	$0.10	$0.14	$0.34	$0.50

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA had agreed to honor such waiver. For the period July 1, 2019 through September 30, 2020, BCIA had voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
GAAP Basis:
Net Investment Income	$8,527,135	$9,637,075	$26,915,222	$32,270,934
Net Investment Income per share	0.12	0.14	0.39	0.47
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	—	872,695	—	872,695
Pre-Incentive Fee[1]:
Net Investment Income	$8,527,135	$10,509,770	$26,915,222	$33,143,629
Net Investment Income per share	0.12	0.15	0.39	0.48
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	—	(872,695)	—	(872,695)
As Adjusted[2]:
Net Investment Income	$8,527,135	$9,637,075	$26,915,222	$32,270,934
Net Investment Income per share	0.12	0.14	0.39	0.47

Note: The NII amounts for the three and nine months ended September 30, 2020 are net of incentive management fees based on income and an incentive management fee waiver in the amount of $1,492,248 and $5,025,386, respectively. Additionally, please note that the NII amounts for the three and nine months ended September 30, 2019 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,229,259 and $5,756,030, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.